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                                                                       EXHIBIT 2

                               FIRST AMENDMENT TO
                          SHARE SUBSCRIPTION AGREEMENT

THIS FIRST AMENDMENT TO SHARE SUBSCRIPTION AGREEMENT ("Amendment") is made and entered into as of the 6th day of December, 2002, by and between INTERNATIONAL ASSETS HOLDING CORPORATION, a Delaware corporation (the "Company"), and SCOTT J. BRANCH (the "Investor").

                                    RECITALS

A. The Company and the Investor entered into a Share Subscription Agreement (the "Agreement") dated as of October 22, 2002 whereby the Investor subscribed to purchase 151,717 shares of common stock and 583,577 shares of preferred stock of the Company.

B. The parties wish to amend the Agreement to provide that the Investor shall purchase an additional 151,717 shares of preferred stock of the Company (the "Additional Preferred Shares") in lieu of the like number of shares of common stock referenced in the Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth hereinafter, the Company and the Investor agree as follows:

1. Recitals; Definitions. All of the above recitals are true and correct. Any terms used but not defined in this Amendment shall have the definitions assigned such terms in the Agreement.

2. Amendment to Agreement. Subject to the terms and conditions of the Agreement, as hereby amended, the Company offers to the Investor and the Investor hereby subscribes to purchase 735,294 shares of preferred stock, $.01 par value of the Company, each at a fixed price of $1.70 per share in lieu of the purchase of 583,577 shares of preferred stock and 151,717 shares of common stock referenced in Section 3 of the Agreement. Any and all references to the "Common Securities" in the Agreement shall be deemed to refer to the Additional Preferred Shares, and all references to "Securities" in the Agreement shall be deemed to refer to the Preferred Securities and Additional Preferred Securities. Each of the Preferred Securities and the Additional Preferred Shares shall be subject to the provisions applicable to the Preferred Securities and to the Securities in the Agreement including, without limitation, the Redemption Right and Repurchase Right set forth in Section 9 of the Agreement and the provisions regarding convertibility.

3. Ratification - No Other Amendment. The Company and the Investor hereby restate, ratify and confirm as accurate all representations and warranties set forth in the Agreement. Except as modified or amended herein, no other term, covenant or condition of the Agreement shall be considered modified or amended.

     IN WITNESS WHEREOF, the parties hereto have executed, or caused to be executed by their authorized official, this Amendment, effective as of the date first above written.

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                                               INTERNATIONAL ASSETS HOLDING
                                               CORPORATION

                                               By: /s/ Diego J. Veitia
                                                   -----------------------------
                                               Printed Name: Diego J. Veitia
                                                             -------------------
                                               Title: Chairman
                                                      --------------------------


                                               INVESTOR:


                                               /s/ Scott J. Branch
                                               -------------------
                                               SCOTT J. BRANCH

                                               Address: ________________________

                                               _________________________________

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